Schedule of Sales Commissions


Kansas City Life Agents
                                      Percent of Premium
                                                                 Service Fee
Variable                  Year 1              Years 2-7            Years 8+
Universal Life    Commission Override    Commission Override    Agent Override
                  ---------- --------    ---------- --------    ----- --------
Target               50.0%     0.0%          3.0%     1.5%       2.0%   1.0%

Excess                3.0%     0.0%          3.0%     1.5%       2.0%   1.0%

Increase             50.0%     0.0%          3.0%     1.5%       2.0%   1.0%


Additional compensation will be paid in the form of production bonuses as well as qualification for company benefit programs. Additional allowances for office expenses will be paid to the General Agent.


Sunset Life Agents

Compensation for Sunset Life agents is identical to the chart above except total first year agents and general agents commission and override is equal to 102.5% of target premium.

Exhibit 1.A.(5)(b)

Disability Continuance of Insurance Rider

The Benefit
Kansas City Life Insurance Company will waive the monthly deduction of the contract on each monthly anniversary day during the total disability of the Insured.

Guaranteed Payment Period
The guaranteed payment period will be suspended when the Insured becomes totally disabled. The balance of this period at the time of disability will resume when the Insured recovers.

Definition of Total Disability
Total disability means disability which prevents the Insured from engaging in any gainful business or occupation for which the Insured is, or could reasonably become, qualified by reason of education, training or experience.
To engage in a gainful business or occupation, either prior to or during any period of total disability, also includes attending school on a full-time basis or performing daily household tasks as a homemaker.

Total Disability Benefit Requirements
The monthly deduction will be waived when the Insured's total disability satisfies the following: the regular attendance by a licensed physician other than the Insured; that disability is the result of sickness which first manifests itself, or bodily injury which occurs, while this rider is in force; that disability has continued for six consecutive months; and that disability began prior to the contract

Loss of Sight or Limbs
Loss of sight or limbs means the permanent and total loss of: the sight of both eyes; the use of both hands; the use of both feet; or the use of one hand and one foot. Loss of sight or limbs will be considered a total disability even if the Insured returns to work. However, loss of sight or limbs must occur or first manifest itself after the effective date of this rider and while this rider is in force in order for benefits to be paid under this provision.

Risks Not Covered
No benefits will be provided under this rider if disability results from: intentionally self-inflicted injury; or war, or any act of war, whether declared or undeclared.

Proof of Disability
We must receive satisfactory written proof of total disability at our Home Office before benefits are provided. Proof must be given to us: during the lifetime and continued total disability of the Insured; within one year after total disability begins; and no later than one year after the contract anniversary on which the Insured's age is 60. We will waive the monthly deduction although proof was not given within the time provided above if it is shown that it was given as soon as was reasonably possible.

Proof of Continued Disability
After initial proof of total disability, we may require, at reasonable intervals, proof that the Insured is still totally disabled. However, after two years, we will not require proof more often than once a year. As part of proof, we may require the Insured to be examined by a medical examiner of our choice and at our expense.

Notice of Recovery
You must give immediate notice to us when the Insured recovers from total disability or returns to work.

Cost of Disability Continuance
The cost of disability continuance is determined on a monthly basis. The cost of disability continuance rate as described in the Table of Guaranteed Maximum Monthly Cost of Disability Continuance Rates per $1,000 is added to the Insured's cost of insurance rate. The cost of insurance is then determined as provided in the contract using the increased rates. The cost of disability continuance for the contract and this rider is the excess of the cost of insurance including this provision, over the cost of insurance determined in the absence of this provision. If the contract contains an Other Insured Rider the cost of disability continuance for the Other Insured Rider will be determined using the Other Insured's specified amount per thousand and the Insured's disability continuance of insurance rate. If the contract contains a Term Life Insurance Rider, the cost of disability continuance for the Term Life Insurance Rider will be determined using the Term Life Insurance Rider's specified amount per thousand and the Insured's disability continuance of insurance rate. The cost of disability continuance for any other additional benefits provided by rider is shown in the Contract Data Section of the contract. The cost of disability continuance for the contract, this rider and any other additional benefits provided by rider will be deducted monthly from the contract value as provided in Monthly Deduction of the contract until the contract anniversary on which the Insured's age is 60.

Incontestability
We cannot contest this rider after it has been in force during the Insured's lifetime for two years from the effective date of this rider.

General Provisions
The following provisions apply to this rider: this rider is made a part of the contract to which it is attached; this benefit is subject to all the provisions of this rider and the applicable contract provisions; the effective date of this rider is specified in the rider description in the Contract Data Section of the contract; this rider is
nonparticipating.    It will not participate in any of our
profits, losses or surplus earnings; this rider will not participate in the investment experience of the variable account; and this rider does not provide cash or loan values.

Cancellation
This rider may be cancelled by you at any time. The cancellation will be effective on the monthly anniversary day on or next following the date we receive your request.
Your request must be in writing and filed with us prior to this date. We may require that the contract be submitted for endorsement to show the cancellation.

Termination of Rider
This rider terminates on the earliest of: the date the contract terminates for any reason; the date this rider is cancelled by you; or the contract anniversary on which the Insured's age is 60; however, such termination will not affect an eligible claim for disability occurring before age 60.

Table of Guaranteed Maximum Monthly Cost of
Disability Continuance Rates per $1,000
The cost of this rider is based on the Insured's age, sex and risk class for this rider. Age means the age on the Insured's last birthday. Monthly cost of disability continuance rates actually used will be determined by us based on our expectations as to future disability experience, but these rates will never be greater than those shown below. However, the guaranteed maximum monthly cost of disability continuance for special risk classes will be adjusted appropriately.

			Male	Female		Male 	Female
		Age	Rate	Rate	Age	Rate	Rate			15	0.01371	0.01755	38	0.03191	0.03984
		16	0.01371	0.01755	39	0.03561	0.04211
		17	0.01371	0.01755	40	0.03939	0.04478			18	0.01371	0.01755	41	0.04259	0.04932
		19	0.01371	0.01755	42	0.04914	0.05421
		20	0.01371	0.01755	43	0.05619	0.06155
		21	0.01389	0.01809	44	0.06134	0.06908
		22	0.01404	0.01862	45	0.07161	0.07890
		23	0.01415	0.02033	46	0.08318	0.08921
		24	0.01421	0.02072	47	0.09492	0.10166			25	0.01422	0.02081	48	0.10823	0.11340
		26	0.01436	0.02096	49	0.12507	0.12872
		27	0.01598	0.02259	50	0.14364	0.14637
		28	0.01605	0.02276	51	0.17424	0.17282
		29	0.01764	0.02441	52	0.20714	0.20520
		30	0.01781	0.02469	53	0.24693	0.24240
		31	0.01961	0.02643	54	0.29309	0.28379
		32	0.02127	0.02825	55	0.34137	0.32898
		33	0.02163	0.03018	56	0.38487	0.35424
		34	0.02361	0.03203	57	0.42768	0.38142
		35	0.02562	0.03380	58	0.47292	0.41177
		36	0.02820	0.03591	59	0.52406	0.44534
		37	0.02999	0.03777


Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, Post
Office Box 419139, Kansas City, Missouri  64141-6139.

Exhibit 1.A.(5)(c)

Accidental Death Rider

The Benefit
Kansas City Life Insurance Company will pay the beneficiary an accidental death benefit upon receiving proof that the Insured's death: resulted directly and independently of all other causes from accidental bodily injury; occurred within 180 days from the date of injury; and occurred while this rider is in force.

Amount of Benefit
The amount of the accidental death benefit is shown in the Contract Data Section of the contract. This amount will be included with payment of the contract proceeds.

Risks Not Covered
The accidental death benefit will not be payable if the Insured's death results directly or indirectly, wholly or in part, from any of the following causes: insurrection, war or any act of war, whether declared or undeclared; suicide, or any attempt at suicide, while sane or insane; infection, except bacterial infection occurring as a result of accidental bodily injury; bodily or mental infirmity or disease of any kind; committing or attempting to commit an assault or felony; the taking or inhalation of: any drug, medication or sedative unless taken as prescribed by a physician; alcohol in excess of the legal limits in the state in which injury occurs; or poison, gas or fumes other than as the result of an occupational accident; or operating, riding in, or descending from any kind of aircraft if the Insured: is a pilot, officer, or member of the crew; is being flown for the purpose of descent from such aircraft while in flight; is giving or receiving any kind of training or instruction; or has any duties aboard such aircraft.

Incontestability
We cannot contest this rider after it has been in force during the Insured's lifetime for two years from the effective date of this rider. Any increase in the specified amount will not be contested after the increase has been in force during the lifetime of the Insured for two years following the effective date of the increase.

General Provisions
The following provisions apply to this rider: this rider is made a part of the contract to which it is attached;
this benefit is subject to all the provisions of this rider and the applicable contract provisions; the effective date of this rider is specified in the rider description in the Contract Data Section of the contract; this rider is
nonparticipating.    It will not participate in any of our
profits, losses or surplus earnings; this rider will not participate in the investment experience of the variable account; this rider does not provide for cash or loan values; the cost of this rider is shown in the Contract Data Section of the contract; and we will have the right and opportunity to examine the body of the Insured and to make an autopsy at our expense unless forbidden by law.

Cancellation
This rider may be cancelled by you at any time. The cancellation will be effective on the monthly anniversary day on or next following the date we receive your request.
Your request must be in writing and filed with us prior to this date. We may require that the contract be submitted for endorsement to show the cancellation.

Termination of Rider
This rider terminates on the earliest of: the date the contract terminates for any reason; the date this rider is cancelled by you; the date any charge for this rider or the contract is in default beyond the end of its grace period; the contract anniversary on which the Insured's age is 70.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, Post Office Box
419139, Kansas City, Missouri  64141-6139.

Exhibit 1.A.(5)(d)

Option to Increase Specified Amount Rider

Definitions
The following are key words used in the rider and are important in describing both your rights and ours. As you read this rider, refer back to these definitions.

Regular Option Dates
Regular option dates occur on the contract anniversary when the Insured attains the ages shown below:

		Number
Issue		of
Age		Regular	Ages
of		Option
Contract	Dates
0-17		8	18,22,25,28,31,34,37,40
18-21		7	22,25,28,31,34,37,40
22-24		6	25,28,31,34,37,40
25-27		5	28,31,34,37,40
28-30		4	31,34,37,40
31-33		3	34,37,40
34-36		2	37,40
37-38		1	40


Alternate Option Dates
An alternate option date will be 91 days after one of the following events has occurred while this rider is in force: the Insured's marriage; the birth of each living child born of the Insured's marriage; and the Insured's legal adoption of a child.
The above events must occur prior to the 90-day period preceding the contract anniversary on which the Insured's age is 40.

The Benefit
Kansas City Life Insurance Company will allow an
increase in the specified amount of this contract on each regular or alternate option date while this rider is in
force.    The increase in the specified amount will be made
without evidence of insurability and will be based on the Insured's risk class as of the effective date of this rider. The effective date of increase in the specified amount will be the regular option date which occurs while the Insured is still living. The effective date of the increase in the specified amount for an alternate option date will be the monthly anniversary on or next following an alternate option date which occurs while the Insured is still living.

Election of Option
Your written application for the increase in the specified amount must be submitted to our Home Office within 90 days prior to a regular or alternate option date.
The right to exercise an option on any option date will expire if the right is not exercised by that option date. However, this will not affect your right to exercise an option on any future option date.
The exercise of an option on an alternate option date will eliminate the first regular option which occurs on or after the alternate option date and which has not already been eliminated. You will not be allowed to exercise an option on any regular option date that has been eliminated. The elimination of all future regular option dates will not prevent the exercise of an option on any future alternate option date.

Automatic Term Insurance
We will provide automatic term insurance during the 90-day period allowed for applying for an increase in the specified amount on an alternate option date if this rider is in force on the date of marriage, birth or adoption. The amount of term insurance will be equal to the option-to-increase amount shown for this rider in the Contract Data Section of the contract. Any automatic term insurance payable if the Insured dies will be included with payment of the contract proceeds.

Specified Amount Limits
The increase in the specified amount on any regular option date may not exceed the option-to-increase amount shown for this rider in the Contract Data Section of the contract.
If an alternate option becomes available because of a multiple birth or adoption, the amount of increase in the specified amount will be the amount available on the next regular option date multiplied by the number of live born or adopted children. The amount of increase in the specified amount will determine the number of regular option dates eliminated.

Increase in Monthly Deduction and Surrender Charges
The monthly deduction under the contract will be
increased for the increase in the specified amount based on
the Insured's sex, age and risk class for the increase.
After an increase, additional surrender charges will
apply to the contract.   We will send you a new schedule of
surrender charges.

Disability of Insured
If your contract includes a Disability Continuance of Insurance Rider, increases under this rider will include such continuance benefits and the monthly deduction will be
increased accordingly.   No evidence of insurability will be
required.
Regular option dates and alternate option dates may still be exercised if the Insured is totally disabled under the terms of the Disability Continuance of Insurance Rider.

Suicide
If the Insured dies by suicide, while sane or insane, within two years of the effective date of this rider, the amount payable by us will be equal to the total cost of insurance and any expense charges associated with this rider.

Incontestability
We cannot contest this rider after it has been in force during the Insured's lifetime for two years from the effective date of this rider.

General Provisions
The following provisions apply to this rider: this rider is
made a part of the contract to which it is attached;
this benefit is subject to all the provisions of this rider
and the applicable contract provisions; the effective date
of this rider is specified in the rider description in the
Contract Data Section of the contract; this rider is
nonparticipating.    It will not participate in any of our
profits, losses, or surplus earnings; this rider will not participate in the investment experience of the variable account; this rider does not provide for cash or loan values; the cost of insurance for this rider is shown in the Contract Data Section of the contract; and before an alternate option can be exercised and before payment of the automatic term insurance, we have the right to require satisfactory evidence of the marriage, birth or adoption which created the alternate option.

Cancellation
This rider may be cancelled by you at any time. The cancellation will be effective on the monthly anniversary day on or next following the date we receive your request.
Your request must be in writing and filed with us prior to this date. We may require that the contract be submitted for endorsement to show the cancellation.

Termination of Rider
This rider terminates on the earliest of: the date the contract terminates for any reason; the date this rider is cancelled by you; or the contract anniversary on which the Insured's age is 40.


Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, Post Office Box
419139, Kansas City, Missouri 64141-6139.

Exhibit 1.A.(5)(e)

Spouse's Term Insurance Rider

The Benefit
Kansas City Life Insurance Company will pay the Insured
Spouse's specified amount to the beneficiary under this rider upon receiving proof of the Insured Spouse's death on or before the expiration date and while this rider is in force.

The specified amount per unit of this rider on any monthly anniversary day is based on the Insured Spouse's age and is shown in the table below. The number of units of coverage provided by this rider is shown in the Contract
Data Section of the contract.














		Table of Spouse's Term Insurance
			Speci-		Speci-		Speci-
		Insured	fied	Insured	fied	Insured	fied
		Spouse's	Amt.	Spouse's	Amt.	Spouse's	Amt.
		Age	Per	Age	per	Age	per
			Unit		Unit		Unit
		20&
		Under	$5000	35	$3500	50	$2000
		21	$4900	36	$3400	51	$1900
		22	$4800	37	$3300	52	$1800
		23	$4700	38	$3200	53	$1700
		24	$4600	39	$3100	54	$1600

		25	$4500	40	$3000	55	$1500
		26	$4400	41	$2900	56	$1400
		27	$4300	42	$2800	57	$1300
		28	$4200	43	$2700	58	$1200
		29	$4100	44	$2600	59	$1100

		30	$4000	45	$2500	60	$1000
		31	$3900	46	$2400	61	$1000
		32	$3800	47	$2300	62	$1000
		33	$3700	48	$2200	63	$1000
		34	$3600	49	$2100	64	$1000



Definition of Insured Spouse
Insured Spouse, whenever used in this rider, means the person named as the spouse of the Insured in the application for the contract or for this rider. Paid-up Insurance

Benefit
If the Insured dies while the contract and this rider are in force (other than by suicide during the first two years), this rider will become fully paid-up and will continue in force to the rider expiration date without payment of any further premium. The paid-up insurance has a cash value but will have no loan value, and will not be eligible for dividends nor participate in the investment experience of the variable account.
You may surrender the paid-up insurance for its cash value by giving written notice to us at any time. The cash value within 31 days after a contract anniversary will be computed as of such anniversary. We have the right to delay paying any cash value for up to six months from the date surrender is requested.
The cash value of the Insured Spouse's paid-up insurance is the net single premium for such insurance at the Insured Spouse's attained age. The net single premium for paid-up insurance is based on the Commissioners 1980 Standard Ordinary Mortality Table. Our calculations are based on an interest rate of 4% per year using continuous functions on an age last birthday basis.

Ownership
Unless otherwise provided, the owner of this rider will be as follows: the owner of the contract while the Insured is living; and the Insured Spouse, after the death of the Insured.

Beneficiary
Any amount payable upon the death of the Insured Spouse will be paid, unless otherwise provided, to the owner of this rider, if living, otherwise to the owner's estate or legal successors.

Suicide
If the Insured or the Insured Spouse dies by suicide, while sane or insane, within two years of the effective date of this rider, the amount payable by us will be equal to the total cost of insurance and any expense charges associated with this rider. If this rider terminates because of the Insured's death by suicide, the Insured Spouse has 31 days in which to convert the insurance according to the terms of the Conversion of Spouse's Term Rider provision.

Incontestability
We cannot contest this rider after it has been in force during the Insured Spouse's lifetime for two years from the effective date of this rider.
Any increase in the specified amount will not be contested after the increase has been in force during the lifetime of the Insured Spouse for two years following the effective date of the increase.

Age and Sex
If, while this rider is in force and the Insured Spouse is alive, it is determined that the age or sex of the Insured Spouse has been incorrectly stated in the contract, we will adjust the contract value under this contract. The adjustment to the contract value will be the difference between the following two amounts accumulated at 4% annually. The two amounts are: the cost of insurance deductions for this rider that have been made; and the cost of insurance deductions for this rider that should have been made.

If, after the death of the Insured Spouse and while this rider is in force, it is determined that the age or sex of the Insured Spouse is not correct, the death benefit will be the Insured Spouse's specified amount that the most recent cost of insurance deductions at the correct age and sex would have provided.

Conversion of Spouse's Term Rider
The insurance on the Insured Spouse may be converted at any time to a new contract without evidence of insurability upon written request to us provided: this rider is in force; and the request for conversion on the Insured
Spouse is made no later than 31 days after the expiration date.

The premium for the new contract will be based on the age of the Insured Spouse on the contract date of the new contract. The first premium for the new contract must be paid before it will take effect.

New Contract
The new contract may be on any permanent life contract then being issued by us. You will not be allowed to convert to a term contract.
The amount of insurance of the new contract may not be more than the insurance provided by this rider at the time of conversion.
We will not allow conversion to a contract which is less than the minimum amount we issue.
Any insurance under this rider which is converted to a new contract will terminate at the time the new contract takes effect.
The time period of the Suicide and Incontestability provisions of any new contract will begin on the effective date of this rider.
The new contract will be issued on the same risk class as this rider.

Availability of Riders
The new contract may include additional riders only with our consent. The time period of the Suicide and Incontestability provisions of any new contract will apply to these riders from the effective date of the new contract.

Temporary Insurance
If the Insured Spouse dies during the 31-day period after the expiration date and before applying for conversion, we will pay a death benefit. The death benefit will be equal to the specified amount in force immediately prior to the expiration date.

General Provisions
The following provisions apply to this rider: this rider is made a part of the contract to which it is attached; this term insurance is subject to all the provisions of this rider and the applicable contract provisions; the effective date of this rider is specified in the rider description in the Contract Data Section of the contract; the cost for this rider is shown in the Contract Data Section of the contract; this rider is nonparticipating. It will not participate in any of our profits, losses or surplus earnings; this rider will not participate in the investment experience of the variable account; this rider does not provide for cash or loan values except as provided in the Paid-up Insurance Benefit provision; and the expiration date of this rider is the contract anniversary on which the Insured Spouse's age is 65.

Cancellation
This rider may be cancelled by you at any time. The cancellation will be effective on the monthly anniversary day on or next following the date we recieve your request. Your request must be in writing and filed with us prior to this date. We may require that the contract be submitted for endorsement to show the cancellation.

Termination of Rider
This rider terminates on the earliest of: the date the contract terminates for any reason; the date this rider is cancelled by you; the date any charge for this rider or the contract is in default beyond the end of its grace period; the date any insurance on the Insured Spouse is converted; or the expiration date of this rider.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, Post Office Box
419139,
Kansas City, Missouri  64141-6139.

Exhibit 1.A.(5)(f)

Children's Term Insurance Rider

Definitions
The following are key words used in the rider and are important in describing both your rights and ours.
As you read this rider, refer back to these definitions.

Insured Child
An Insured Child is:
(1)any natural child, stepchild or legally adopted child of the Insured provided the child is named in the application for the contract or this rider, is not 18 years of age or older and is living in the Insured's household at date of application; and
(2)any child who, after the date of
application, is born of the marriage of the Insured, or is legally adopted by the Insured prior to the child's 18th birthday.Children's Specified Amount
The amount of insurance coverage on each Insured
Child as shown in the Contract Data Section of the contract. Kansas City Life Insurance Company will pay the children's specified amount to the beneficiary under this rider upon receiving proof that the death of any Insured Child occurred:
(1)after the Insured Child became 14 days old;
(2)before the contract anniversary on which the Insured Child's age is 25;
(3)on or before the expiration date of this rider; and
(4)while this rider is in force.
No coverage will be provided on an Insured Child prior to 14 days of age.

Paid-up Insurance Benefit
If the Insured dies while the contract and this rider are in force (other than by suicide during the first two contract years), this rider will become fully paid-up and will continue in force to the rider expiration date without payment of any further premium. The paid-up insurance has a cash value but will have no loan value, and will not be eligible for dividends, nor participate in the investment experience of the variable account.
You may surrender the paid-up insurance for its cash value by giving written notice to us at any time. The cash value within 31 days after a contract anniversary will be computed as of such anniversary. We have the right to delay paying any cash value for up to six months from the date surrender is requested.
The cash value of each Insured Child's paid-up insurance is the net single premium for such insurance at that Insured Child's attained age. The net single premium for paid-up insurance is based on the Commissioners 1980
Standard Ordinary Mortality Table. Our calculations are based on an interest rate of 4% per year using continuous functions on an age last birthday basis.

Ownership
Unless otherwise provided the owner of this rider will be as follows:
(1)the owner of the contract while the Insured is living; and
(2)after the death of the Insured, each child will own the insurance on his or her life.

Beneficiary
Any amount payable upon the death of any person insured under this rider will be paid, unless otherwise provided, to the owner of this rider, if living, otherwise to the owner's estate or legal successors.

Suicide
If the Insured dies by suicide, while sane or insane, within two years of the effective date of this rider, the amount payable by us will be equal to the total cost of insurance and any expense charges associated with this rider.
If this rider terminates because of the Insured's death by suicide, the remaining Insured Children have 31 days in which to convert the insurance on their lives according to the terms of the Conversion of Children's Term
Rider provision.

Incontestability
We cannot contest this rider after it has been in force during the Insured's lifetime for two years from the effective date of this rider.
Any increase in the specified amount will not be contested after the increase has been in force during the lifetime of the Insured for two years following the effective date of the increase.

Conversion of Children's Term Rider
The insurance on each Insured Child may be converted at any time to a new contract without evidence of insurability upon written request to us provided:
(1)this rider is in force; and
(2)the request for conversion is made before the earlier of:
(a)the contract anniversary on which the Insured Child's age is 25; or
(b)31 days after the expiration date.
The premium for the new contract will be based on the age of the Insured Child on the contract date of the new contract. The first premium for the new contract must be paid before it will take effect.

New Contract
The new contract may be on any permanent life contract then being issued by us. You will not be allowed to convert to a term contract.
The amount of insurance of the new contract may not be more than the children's specified amount. However, the amount of insurance of the new contract on an Insured
Child's marriage before age 25 or attainment of age 25 may be an amount equal to the smaller of $25,000 or five times the children's specified amount. We will not allow conversion to a contract which is less than the minimum amount we issue.
Any insurance under this rider which is converted to a new contract will terminate at the time the new contract takes effect.
The time period of the Suicide and Incontestability provisions of any new contract will begin on the effective date of this rider.
The new contract will be issued on the same risk class as this rider.

Availability of Riders
The new contract may include additional riders only with our consent. The time period of the Suicide and Incontestability provisions of any new contract will apply to these riders from the effective date of the new contract.

Temporary Insurance
If an Insured Child dies during the 31-day period after the expiration date and before applying for conversion, we will pay a death benefit. The death benefit will be equal to the children's specified amount.

General Provisions
The following provisions apply to this rider:
(1)this rider is made a part of the contract to which it is attached;
(2)this term insurance is subject to all the provisions of this rider and the applicable contract provisions;
(3) the effective date of this rider is
specified in the rider description in the Contract Data
Section of the contract;
(4)the cost for this rider is shown in the Contract Data Section of the contract;
(5)this rider is nonparticipating. It will not participate in any of our profits, losses or surplus earnings;
(6)this rider will not participate in the investment experience of the variable account;
(7)this rider does not provide for cash or loan values except as provided in the Paid-up Insurance
Benefit provision; and
(8)the expiration date of this rider is the contract anniversary on which the Insured's age is 65, if living, otherwise, the contract anniversary on which the Insured's age would have been 65.

Cancellation
This rider may be cancelled by you at any time. The cancellation will be effective on the monthly anniversary day on or next following the date we receive your request.
Your request must be in writing and filed with us prior to this date. We may require that the contract be submitted for endorsement to show the cancellation.

Termination of Rider
This rider terminates on the earliest of:
(1)the date the contract terminates for
any reason;
(2)the date this rider is cancelled by you;
(3)the date any charge for this
rider or the contract is in default beyond the end of its grace period; or
(4)the expiration date of this rider.


Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, Post
Office Box 419139, Kansas City, Missouri 64141-6139.

Exhibit 1.A.(5)(g)

Other Insured Term Life Insurance Rider

The Benefit
Kansas City Life Insurance Company will pay the Other
Insured's specified amount to the beneficiary under this rider upon receiving proof of that Other Insured's death on or before the expiration date and while this rider is in force.
The specified amount provided by this rider with respect to each Other Insured is shown in the Contract Data
Section of the contract.

Other Insured
An Other Insured is each person named as an Other
Insured in the application for this rider.

Cost of Insurance
The cost of insurance for an Other Insured on any monthly anniversary day is equal to:
          Q X R
"Q" is the cost of insurance rate (as described in the Monthly Cost of Insurance Rates provision) for each Other
Insured.
"R" is each Other Insured's specified amount on that day.

Monthly Cost of Insurance Rates
The monthly cost of insurance rates used in calculating the cost of insurance on each monthly anniversary day are based on each Other Insured's sex, age, number of completed contract years following the effective date(s) of this rider with respect to each Other Insured, and risk class on each monthly anniversary day. Age means each Other Insured's age, as defined in the same manner as the Insured's age is defined in the contract.
The cost of insurance rates used will be determined by us based on our expectations as to future mortality experience. Any change in the current cost of insurance rates will be on a uniform basis for Other Insureds of the same sex, age and risk class whose riders have been in force the same length of time. The current cost of insurance rates will never be increased to recover losses incurred, or decreased so as to distribute gains realized by us prior to the change.
The cost of insurance rates used will not exceed those shown in the Monthly Cost of Insurance Rates provision of the contract.
The guaranteed maximum cost of insurance rates for special risk classes will be adjusted appropriately.

Changes in Specified Amount
An Other Insured's specified amount may be changed at any time after the first rider year, subject to the conditions outlined below.

Decreases in the Specified Amount
Any decrease will be effective on the monthly anniversary day on or next following the date we receive your application for decrease. Any decrease will be applied first against any increases to the specified amount in the reverse order in which they were made. Any remaining decrease will then be applied against the initial specified amount.
The specified amount remaining in force after any requested decrease may not be less than $25,000.

Increases in the Specified Amount
A request for an increase in the specified amount will be subject to the following requirements: (1) an application satisfactory to us must be submitted;
(2) evidence of insurability satisfactory to us must be submitted; and
(3) that the increased monthly deduction will not cause the contract to lapse, as described in the Grace
Period provision of the contract, as of the effective date of the increase.
Any increase approved by us will be effective on the date shown in the Contract Data Section of the contract.

Ownership
Unless otherwise provided, the owner(s) of this rider will be as follows:
(1) the owner of the contract while the
Insured is living; and
(2) after the death of the Insured, each Other
Insured will own the benefit on his or her life.

Beneficiary
When the Other Insured is not also the Insured under the base contract, death proceeds for this rider will be paid, unless otherwise provided, to the owner of this rider, if living, otherwise to the owner's estate.
When the Other Insured is also the Insured under the base contract, death proceeds for this rider will be paid, unless otherwise provided, to the beneficiary as specified in the contract.

Suicide
If an Other Insured dies by suicide, while sane or insane, within two years of the effective date of this rider, the amount payable by us will be equal to the total cost of insurance and any expense charges associated with this rider.
If an Other Insured dies by suicide, while sane or insane, with in two years after the effective date of any increase in the specified amount, the amount payable by us associated with such increase will be limited to the cost of insurance and any expense charges associated with such increase.

Incontestability
We cannot contest this rider after it has been in force during each Other Insured's lifetime for two years from the effective date of this rider.
Any increase in the specified amount for an Other
Insured will not be contested after the increase has been in force during the lifetime of that Other Insured for two years following the effective date of the increase.

Age and Sex
If, while this rider is in force and the Other Insured
is alive, it is determined that the age or sex of the Other Insured has been incorrectly stated in the contract, we will
adjust the contract value under this contract.    The
adjustment to the contract value will be the difference between the following two amounts accumulated at 4% annually. The two amounts are:
 (1) the cost of insurance deductions for this rider that have been made; and
 (2) the cost of insurance deductions for this rider that should have been made.
If, after the death of the Other Insured and while this rider is in force, it is determined that the age or sex of the Other Insured is not correct, the death benefit will be the specified amount for the Other Insured rider that the most recent cost of insurance deductions at the correct age and sex would have provided.

Conversion of Other Insured's Term Rider
The insurance on an Other Insured may be converted at any time to a new contract without evidence of insurability upon written request to us provided:
     (1)    this rider is in force; and
     (2)   the request for conversion is made
before the expiration date, or within 31 days thereafter.
An Other Insured will also have 31 days after the death of the Insured to convert to a permanent contract. The premium for the new contract will be based on the age of the Other Insured on the contract date of the new contract. The first premium for the new contract must be paid before it will take effect.

New Contract
The new contract may be on any permanent life contract then being issued by us. You will not be allowed to convert to a term contract.
The amount of insurance of the new contract may not be more than the insurance provided by this rider at the time of conversion. We will not allow conversion to a contract which is less than the minimum amount we issue.
Any insurance under this rider which is converted to a new contract will terminate at the time the new contract takes effect.
The time period in the Suicide and Incontestability provisions of any new contract will begin on the effective date of this rider.
The new contract will be issued on the same risk class as this rider.

Availability of Riders
The new contract may include additional riders only with our consent. The time period of the Suicide and Incontestability provisions of any new contract will apply to these riders from the effective date of the new contract.

Temporary Insurance
A temporary insurance benefit is provided for an Other
Insured for 31 days after the Insured dies.  If the Other
Insured dies during this period without applying for conversion, we will pay a death benefit. The death benefit will be equal to the specified amount in force on the Other
Insured.

Supplemental Benefits
If the monthly deductions are waived for the contract due to the Insured's total disability in accordance with the Disability Continuance of Insurance Rider, the cost of any benefits provided by this rider will also be added to the contract value.
The terms of the Insured's Accidental Death Rider, if any, apply to an Other Insured if an Accidental Death Rider and an accidental death specified amount is shown separately for that Other Insured in the Contract Data Section of the contract.

General Provisions
The following provisions apply to this rider:
(1)this rider is made a part of the contract to which it is attached;
(2)this term insurance is subject to all the provisions of this rider and the applicable contract provisions;
(3)the effective date(s) of this rider with respect to each Other Insured is (are) specified in the rider description in the Contract Data Section of the contract;
(4)this rider is nonparticipating. It will not participate in any of our profits, losses or surplus earnings;
(5)this rider will not participate in the investment experience of the variable account;
(6)this rider does not provide
for cash or loan values; and
(7)the expiration date of this rider
with respect to each Other Insured is the earlier of the Insured's maturity date or the contract anniversary on which that Other Insured is age 95.

Cancellation
This rider may be cancelled by you at any time. The cancellation will be effective on the monthly anniversary day on or next following the date we receive your request.
Your request must be in writing and filed with us prior to this date. We may require that the contract be submitted for endorsement to show the cancellation.

Termination of Rider
This rider terminates on the earliest of:
(1)the date the contract terminates
for any reason;
(2)the date this rider is cancelled by you;
(3)the date insurance on all Other Insured(s) is converted; or
(4)the last remaining Other Insured's
expiration date.


Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, Post
Office Box 419139, Kansas City, Missouri  64141-6139.

Exhibit 1.A.(5)(h)

Term Life Insurance Rider

The Benefit
Kansas City Life Insurance Company will pay the specified amount under this rider to the beneficiary upon receiving proof of the Insured's death on or before the expiration date and while this rider is in force.
The specified amount provided by this rider is shown in the Contract Data Section of the contract.

Cost of Insurance
The cost of insurance for this rider on any monthly anniversary day is equal to:
Q X R
"Q" is the cost of insurance rate (as described in the Monthly Cost of Insurance Rates provision in the contract).
"R" is the specified amount applicable to this rider on that day.

Monthly Cost of Insurance Rates
The monthly cost of insurance rates used in calculating the cost of insurance on each monthly anniversary day are based on the Insured's sex, age, number of completed contract years following the effective date of this rider and risk class on each monthly anniversary day.
The cost of insurance rates used will be determined by us based on our expectations as to future mortality experience. Any change in the current cost of insurance rates will be on a uniform basis for Insureds of the same sex, age and risk class whose riders have been in force the same length of time. The current cost of insurance rates will never be increased to recover losses incurred, or decreased so as to distribute gains realized by us prior to the change.
The cost of insurance rates used will not exceed those shown in the Monthly Cost of Insurance Rates section of the contract. The guaranteed maximum cost of insurance rates for special risk classes will be adjusted appropriately. Changes in Specified Amount
The specified amount under this rider may be changed at any time after the first rider year, subject to the conditions outlined below.

Decreases in the Specified Amount
Any decrease will be effective on the monthly anniversary day on or next following the date we receive your application for decrease. Any decrease will be applied first against any increases to the specified amount in the reverse order in which they were made. Any remaining decrease will then be applied against the initial specified amount.
The specified amount remaining in force after any requested decrease may not be less than $25,000.

Increases in the Specified Amount
A request for an increase in the specified amount will be subject to the following requirements:
(1)an application satisfactory to us must be submitted; (2)evidence of insurability satisfactory to us must be submitted; and
(3)that the increased monthly deduction will not cause the contract to lapse, as described in the Grace
Period provision of the contract, as of the effective date of the increase.
Any increase approved by us will be effective on the date shown in the Contract Data Section of the contract.

Ownership
Unless otherwise provided, the owner of this rider will be the owner of the contract.

Beneficiary
Death proceeds for this rider will be paid, unless otherwise provided, to the beneficiary as specified in the contract.

Suicide
If the Insured dies by suicide, while sane or insane, within two years of the effective date of this rider, the amount payable by us will be equal to the total cost of insurance and any expense charges associated with this rider.
If the Insured dies by suicide, while sane or insane, within two years after the effective date of any increase in the specified amount, the amount payable by us associated with such increase will be limited to the cost of insurance and any expense charges associated with such increase.

Incontestability
We cannot contest this rider after it has been in force during the Insured's lifetime for two years from the effective date of this rider.
Any increase in the specified amount will not be contested after the increase has been in force during the lifetime of the Insured for two years following the effective date of the increase.

Age and Sex
If, while this rider is in force and the Insured is
alive, it is determined that the age or sex of the Insured
has been incorrectly stated in the contract, we will
adjust the contract value under this contract.    The
adjustment to the contract value will be the difference between the following two amounts accumulated at 4% annually. The two amounts are:
(1)the cost of insurance deductions for this rider that have been made; and
(2) the cost of insurance deductions for this rider that should have been made.
If, after the death of the Insured and while this rider is in force, it is determined that the age or sex of the Insured is not correct, the death benefit will be the Term Life Insurance Rider specified amount that the most recent cost of insurance deductions at the correct age and sex would have provided.Conversion of Term Rider
The insurance under this rider may be converted at any time to a new contract without evidence of insurability upon written request to us provided:
(1)this rider is in force; and
(2)the request for conversion is made before the expiration date, or within 31 days thereafter.
The premium for the new contract will be based on the age of the Insured on the contract date of the new contract. The first premium for the new contract must be paid before it will take effect.

New Contract
The new contract may be on any permanent life contract then being issued by us. You will not be allowed to convert to a term contract.
The amount of insurance of the new contract may not be more than the insurance provided by this rider at the time of conversion. We will not allow conversion to a contract which is less than the minimum amount we issue.
Any insurance under this rider which is converted to a new contract will terminate at the time the new contract takes effect.
The time period in the Suicide and Incontestability provisions of any new contract will begin on the effective date of this rider.
The new contract will be issued on the same risk class as this rider.

Availability of Riders
The new contract may include additional riders only with our consent. The time period of the Suicide and Incontestability provision of any new contract will apply to these riders from the effective date of the new contract.

Supplemental Benefits
If the monthly deductions are waived for the contract due to the Insured's total disability in accordance with the Disability Continuance of Insurance Rider, the cost of any benefits provided by this rider will also be added to the contract value.
The terms of the Insured's Accidental Death Rider, if any, apply to an Other Insured if an Accidental Death
Rider and an accidental death specified amount is shown separately for that Other Insured in the Contract Data
Section of the contract.

General Provisions
The following provisions apply to this rider:
(1)this rider is made a part of the contract to which it is attached;
(2)this term insurance is subject to all the provisions of this rider and the applicable contract provisions;
(3)the effective date of this rider is
specified in the rider description in the Contract Data
Section of the contract;
(4)this rider is nonparticipating. It will not participate in any of our profits, losses or surplus earnings;
(5)this rider will not participate in the investment experience of the variable account;
(6)this rider does not provide for cash or loan values; and
(7)the expiration date of this rider is the earlier of the Insured's maturity date or the contract anniversary on which the Insured is age 95.

Cancellation
This rider may be cancelled by you at any time. The cancellation will be effective on the monthly anniversary day on or next following the date we receive your request.
Your request must be in writing and filed with us prior to this date. We may require that the contract be submitted for endorsement to show the cancellation.

Termination of Rider
This rider terminates on the earliest of:
(1)the date the contract terminates for any reason;
(2)the date this rider is cancelled by you;
(3)the date insurance under this rider is converted; or
(4)the expiration date of this rider.


Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520
Broadway, Post Office Box 419139, Kansas City, Missouri
64141-6139.

Exhibit 1.A.(5)(i)

Disability Premium Benefit Rider

The Benefit
Kansas City Life Insurance Company will make a payment of premium to the contract on each monthly anniversary day during the continued total disability of the Insured. The amount of the premium payment will be equal to the benefit amount defined below.

Benefit Amount
The benefit amount is the amount shown in the Contract Data Section of the contract.
When a requested increase to the specified amount occurs or when a rider is added to the contract, we may require that the benefit amount be increased.
When the specified amount is decreased for any reason, we reserve the right to require that the benefit amount be lowered if the payment of that benefit amount as premium would disqualify the contract as a life insurance contract under Section 7702 of the Internal Revenue Code, as amended.

Definition of Total Disability
Total disability means disability which prevents the Insured from engaging in any gainful business or occupation for which the Insured is, or could reasonably become, qualified by reason of education, training or experience.
To engage in a gainful business or occupation, either prior to or during any period of total disability, also includes attending school on a full-time basis or performing daily household tasks as a homemaker.

Total Disability Requirements
Total disability of the Insured requires:
(1)the regular attendance by a licensed physician other than the Insured;
(2)that disability is the result of sickness which first manifests itself, or bodily injury which occurs, while this rider is in force;
(3)that disability has continued for six consecutive months; and
(4)>that disability began prior to the contract anniversary when the Insured's age is 60.

Loss of Sight or Limbs
Loss of sight or limbs means the
permanent and total loss of:
(1)the sight of both eyes;
(2)the use of both hands;
(3)the use of both feet; or
(4)the use of one hand and one foot.
Loss of sight or limbs will be
considered a total disability even if
the Insured returns to work.  However,
loss of sight or limbs must occur or
first manifest itself after the
effective date of this rider and while
this rider is in force in order for
benefits to be paid under this
provision.

Risks Not Covered
We will not provide this benefit if total disability results from: (1)intentionally self-inflicted injury; or
(2)war, or any act of war, whether declared or undeclared.

Proof of Disability
We must receive satisfactory written proof of total disability at our Home Office before benefits are provided.
Proof must be given to us:
(1)during the lifetime and continued total disability of the Insured;
(2)within one year after total disability begins; and
(3)no later than one year after the contract anniversary when the Insured's age is 60.
We will apply the benefit amount as a premium to the contract although proof was not given within the time provided above if it is shown that it was given as soon as was reasonably possible.

Proof of Continued Disability
After the initial proof of total disability, we may require, at reasonable intervals, proof that the Insured is still totally disabled. However, after two years, we will not require proof more often than once a year. As part of proof, we may require the Insured to be examined by a medical examiner of our choice and at our expense.

Notice of Recovery
You must give immediate notice to us when the Insured recovers from total disability or returns to work.

Cost of Disability Premium Benefit Rider
The cost of disability premium benefit is determined on a monthly basis. The cost of disability premium benefit is described in the Table of Guaranteed
Maximum Monthly Cost of Disability Premium Benefit Rates per
$1.00.
The cost of insurance for this rider on any monthly anniversary is equal to:
Q x T
"Q" is the disability premium benefit cost of insurance rate.
"T" is the benefit amount shown in the Contract
Data Section of the contract.
The cost of disability premium benefit will be deducted monthly from the contract value as provided in the contract's Monthly Deduction provision until the contract anniversary on which the Insured's age is 60. Premiums due before we approve a total disability claim should be paid prior to the expiration of the grace period. If premiums are not paid the contract may lapse. If the claim is subsequently approved, any benefit amount will be applied to the contract retrospectively for each month occurring after the total disability requirements have been met and before the claim was approved. Any premium received during the period of total disability will be applied to the contract as of the date of receipt.

Incontestability
We cannot contest this rider after it has been in force during the Insured's lifetime for two years from the effective date of this rider. Any increase in the Disability Premium Benefit amount for this rider will not be contested after the increase has been in force during the lifetime of the Insured for two years following the effective date of the increase.

General Provisions
The following provisions apply to this rider:
(1)this rider is made a part of the contract to which it is attached;
(2)this benefit is
subject to all the provisions of this rider and the applicable contract provisions;
(3) the effective date of this rider is
specified in the rider description in the Contract Data Section of the contract;
(4)any benefit amount paid by us as a benefit under this rider will not reduce the amount payable under the contract;
(5)this rider is nonparticipating. It will not participate in any of our profits, losses or surplus earnings;
(6)this rider will not participate in the investment experience of the variable account; and
(7)this rider does not provide for cash or loan values.

Cancellation
This rider may be cancelled by you at any time. The cancellation will be effective on the monthly anniversary day on or next following the date we receive your request.
Your request must be in writing and filed with us prior to this date. We may require that the contract be submitted for endorsement to show the cancellation.

Termination of Rider
This rider terminates on the earliest of:
(1)the date the contract terminates for any reason;
(2)the date this rider is cancelled by you;
(3)the date any cost of insurance for this rider or the contract is in default beyond the end of its grace period; or
(4)the contract anniversary on which the Insured's age is 60; however, such termination will not affect an eligible claim for disability occurring before age 60.

Table of Guaranteed Maximum Monthly Cost of Disability Premium Benefit Rates per $1.00
The cost of this rider is based on the Insured's issue age, sex and risk class for this rider. Monthly cost of disability payment of premium rates actually used will be determined by us based on our expectations as to future disability experience, but these rates will never be greater than those shown below. However, the guaranteed maximum monthly disability premium benefit for special risk classes will be adjusted appropriately.

			Male	Female		Male 	Female
		Age	Rate	Rate	Age	Rate	Rate			15	0.08314	0.11672	36	0.09391	0.12679
		16	0.08419	0.11748	37	0.09430	0.12965
		17	0.08452	0.12036	38	0.09434	0.13205
		18	0.08540	0.12055	39	0.09727	0.13644
		19	0.08669	0.12064	40	0.10154	0.13831
		20	0.08716	0.12195	41	0.10511	0.14614
		21	0.08723	0.12240	42	0.10802	0.15125
		22	0.08731	0.12352	43	0.11367	0.15777
		23	0.08776	0.12365	44	0.11997	0.16553
		24	0.08837	0.12369	45	0.12664	0.17566
		25	0.08843	0.12371	46	0.13360	0.18604
		26	0.08867	0.12403	47	0.14087	0.19518
		27	0.08875	0.12414	48	0.14983	0.20773
		28	0.09017	0.12425	49	0.15873	0.21870
		29	0.09133	0.12438	50	0.16989	0.23525
		30	0.09155	0.12554	51	0.18185	0.24987
		31	0.09189	0.12558	52	0.19546	0.26658
		32	0.09206	0.12565	53	0.21044	0.28262
		33	0.09215	0.12646	54	0.22564	0.30111
		34	0.09256	0.12646	55	0.24252	0.32087
		35	0.09307	0.12646



Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 419139,
Kansas City, MO  64141-6139.

Exhibit 1.A.(5)(k)

Limited Aviation Rider

Risks Not Covered
Your contract is issued under the express condition that the proceeds are not payable if the death of the Insured results from operating, riding in or descending from any kind of aircraft if the Insured:
(1)is a pilot, officer or member of the crew;
(2)is being flown for the purpose of descent from such aircraft while in flight;
(3)is giving or receiving any kind of training or instruction; or
(4)has any duties aboard such aircraft.

Limitations of Liability
If the death of the Insured results, directly or indirectly, from one of the risks not covered, our liability will be limited to the payment of a single sum equal to the greater of:
(1)the total premiums paid on the contract, less any partial surrenders and any indebtedness; or
(2)the contract value, less any indebtedness.

General Provisions
The following provisions apply to this rider:
(1)this rider is made a part of the contract to which it is attached;
(2)the limitation of liability contained in this rider will also apply to any benefits provided by the contract or any additional benefits provided by riders or endorsement to the contract;
(3)this rider will be included in any contract to which this contract may be changed or converted;
(4)the effective date of this rider is the contract date;and
(5)the provision in the contract entitled "Incontestability" is amended by adding the following language:
"Any defense by us under the provisions of this Limited Aviation Rider will not constitute a violation of this provision."


Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520
Broadway, Post Office Box 419139, Kansas City, Missouri
64141-6139.

Exhibit 1.A.(5)(l)

Unisex Contract Amendment

This amendment forms a part of the contract to which it is attached. The purpose of this amendment is to modify the Monthly Cost of Insurance Rates provision, the Age and Sex provision and the Settlement Options provision. The Monthly Cost of Insurance Rates provision in the contract is hereby modified to provide that the sex of the Insured will not be used as a basis for determining the monthly cost of insurance rates. The male rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 will be used for all Insureds regardless of the sex of the Insured. If riders are attached to the contract that provide for sex distinct rates, they are hereby modified to provide that the sex of the Insured will not be used as a basis for determining the monthly cost of insurance rates. The male rates for these riders will be used for all Insured's regardless of the sex of the Insured. The Age and Sex provision is hereby modified to provide that a misstatement of the Insured's sex will not be used as a basis for adjusting the benefits of the contract.
The Settlement Options provision is hereby modified to provide that all monthly income received under the Life Income Options will be made using the Male Rates shown in the Life Income Options Table for all payees regardless of the sex of the payee.
  If a Joint and Survivor Income Option is elected, the monthly income received under that option will be made assuming the rates shown in the following table apply in lieu of any Joint and Survivor Option rates shown in the Settlement Options provision of the contract.

JOINT AND SURVIVOR OPTION
Monthly Income -- Ten Year Guaranteed Payment Period for Each $1,000 of Proceeds Applied


Person 1			Person 2 Age
Age		50	55	60	65	70	75
50		$3.31	$3.37	$3.43	$3.49	$3.53	$3.56
55			$3.47	$3.55	$3.63	$3.70	$3.76
60				$3.68	$3.80	$3.91	$4.00
65					$3.97	$4.15	$4.31
70						$4.41	$4.68
75							$5.08


In all other respects, the terms, conditions and provisions of this contract will remain the same.
Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, Post
Office Box 419139, Kansas
City, Missouri 64141-6139.


December 1995

DESCRIPTION OF ISSUANCE,

TRANSFER AND REDEMPTION PROCEDURES FOR CONTRACTS

PURSUANT TO RULE 6e-3(T)(b)(12)(iii)

FOR FLEXIBLE PREMIUM LIFE INSURANCE CONTRACTS

ISSUED BY

KANSAS CITY LIFE INSURANCE COMPANY

This document sets forth the current administrative procedures that will be followed by Kansas City Life Insurance Company ("Kansas City Life") in connection with its issuance of individual flexible premium variable life insurance contracts (the "Contracts"), the transfer of assets held thereunder, and the redemption by Contract owners (the "Owners") of their interests in those Contracts. Capitalized terms used herein have the same meaning as in the prospectus for the Contract that is included in the current registration statement on Form S-6 for the Contract as filed with the Securities and Exchange Commission ("Commission" or "SEC").

I. Procedures Relating to Purchase and Issuance of the Contracts and Acceptance of Premiums

A. Offer of the Contracts, Applications, Initial Net Premiums, and Issuance of the Contracts

1. Offer of the Contracts. The Contracts will be offered and sold for premiums pursuant to established premium schedules and underwriting standards in accordance with state insurance laws. Premiums for the Contracts and related insurance charges will not be the same for all Owners selecting the same Specified Amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays a premium and related insurance charges commensurate with the Insured's mortality risk as actuarially determined utilizing factors such as age, sex, health and occupation. A uniform premium and insurance charges for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there will be no uniform insurance charges for all Insureds, there will be a uniform insurance rate for all Insureds of the same risk class. A description of the Monthly Deduction under the Contract, which includes charges for cost of insurance and for supplemental benefits, is in Appendix
A to this memorandum.

2. Application. To purchase a Contract, the Owner must complete an application and submit it through an authorized Kansas City Life agent. An application will not be deemed to be complete unless all required information, including without limitation age, sex, and medical and other background information, has been provided in the application.

If the applicant is eligible for temporary insurance coverage, a temporary insurance agreement ("TIA") should also accompany the application. The TIA provides temporary insurance coverage prior to the date when all underwriting and other requirements have been met and the application has been approved, with certain limitations, as long as an initial premium payment accompanies the TIA. In accordance with Kansas City Life's underwriting rules, temporary life insurance coverage may not exceed $250,000. The TIA may not be in effect for more than 60 days. At the end of the 60 days, the TIA coverage terminates and the initial premium will be returned to the applicant.

3. Payment of Minimum Initial Premium and Determination of Contract Date. With the TIA, the applicant must pay an initial premium payment at the time of application that is at least equal to two Guaranteed Monthly Premiums (one Guaranteed Monthly Premium is required for Contracts when premium payments will be made under a pre-authorized payment arrangement). The minimum initial premium payment required depends on a number of factors, such as the age, sex and risk class of the proposed Insured, the Initial Specified Amount, any supplemental and/or rider benefits and the Planned Periodic Premium payments the Owner proposes to make. (See "Planned Periodic Premiums," below.)

If the full required initial premium payment is submitted in good order with the application, the Contract Date will be the date of the TIA. Kansas City Life may specify the form in which a premium payment must be made in order for the premium to be in "good order." Ordinarily, a check will be deemed to be in good order upon receipt, although Kansas City Life may require that the check first be converted into federal funds. In addition, for a premium to be received in "good order," it must be accompanied by all required supporting documentation, in whatever form required.

An initial premium will not be accepted from applicants that are not eligible for TIA coverage. In such cases when the application is not accompanied by the required initial premium, the Contract Date will be within two days after the date when underwriting is approved. (For a discussion of underwriting requirements, see "Underwriting Requirements" below). Coverage under the Contract begins on the Contract Date, and Kansas City Life will deduct Contract charges as of the Contract Date.

The Contract Date is determined by these guidelines except, as provided for under state insurance law, the Owner may be permitted to backdate the Contract to preserve insurance age. In no case may the Contract Date be more than six months prior to the date the application was completed. Monthly Deductions will be charged from the Contract Date.

If coverage under an existing Kansas City Life insurance contract is being replaced, that contract will be terminated and values will be transferred on the date when all underwriting and other requirements have been met and the application has been approved. (For a discussion of underwriting requirements, see "Underwriting Requirements" below). Kansas City Life will deduct contract charges as of the Contract Date.

4. Underwriting Requirements. Kansas City Life requires satisfactory evidence of the proposed Insured's insurability, which may include a medical examination of the proposed Insured.
 The available issue ages are 0 through 80 on a standard nonsmoker basis, 15 through 80 on a preferred nonsmoker basis, and 15 through 80 on a smoker basis. Age is determined on the Insured's age last birthday on the Contract Date. The minimum Specified Amount is $100,000 for issue ages 0 through 49. The minimum Specified Amount is $50,000 for issue ages 50 through
80. Acceptance of an application depends on Kansas City Life's underwriting rules, and Kansas City Life reserves the right to reject an application.

5. Determination of Owner of the Contract. The Owner of the Contract may exercise all rights provided under the Contract.
The Insured is the Owner, unless a different Owner is named in the application. The Owner may by Written Notice name a contingent Owner or a new Owner while the Insured is living. Unless a contingent Owner has been named, on the death of the last surviving Owner, ownership of the Contract passes to the estate of the last surviving Owner, who will become the Owner if the Owner dies. The Owner may also be changed prior to the Insured's death by Written Notice satisfactory to Kansas City Life.

B.      Payment and Acceptance of Additional Premiums

1. Generally. Additional unscheduled premium payments can be made at any time while the Contract is in force. Kansas City
Life has the right to limit the number and amount of such premium payments and to require satisfactory evidence of insurability prior to accepting unscheduled premiums. A loan repayment must be clearly marked as such or it will be credited as a premium. No premium payment will be accepted after the Maturity Date.

2. Procedures for Accepting Additional Premium Payments. Premium payments must be made by check payable to Kansas City Life Insurance Company or by any other method that Kansas City Life deems acceptable. Kansas City Life may specify the form in which a premium payment must be made in order for the premium to be in "good order." Ordinarily, a check will be deemed to be in good order upon receipt, although Kansas City Life may require that the check first be converted into federal funds. In addition, for a premium to be received in "good order," it must be accompanied by all required supporting documentation, in whatever form required.

Total premiums paid may not exceed premium limitations for life insurance set forth in the Internal Revenue Code. Kansas City Life will monitor Contracts and will notify the Owner if a premium payment exceeds this limit and will cause the Contract to violate the definition of insurance. The Owner may choose to take a refund of the portion of the premium payment that is determined to be in excess of applicable limitations, or the Owner may submit an application to modify the Contract so it continues to qualify as a contract for life insurance.
Modifying the Contract may require evidence of insurability. (See "Underwriting Requirements" above.) Kansas City Life will monitor Contracts and will attempt to notify the Owner on a timely basis if premiums paid under a Contract exceed the "7-Pay Test" as set forth in the Internal Revenue Code and, therefore, the Contract is in jeopardy of becoming a modified endowment contract.

3. Planned Periodic Premiums. When applying for a Contract, the Owner selects a plan for paying level premium payments at specified intervals, e.g., semi-annually or annually. If the Owner elects, Kansas City Life will also arrange for payment of Planned Periodic Premiums on a monthly or quarterly basis under a pre-authorized payment arrangement. The Owner is not required to pay premium payments in accordance with these plans; rather, the Owner can pay more or less than planned or skip a Planned Periodic Premium entirely. Each premium after the initial premium must be at least $25. Kansas City Life may increase this minimum limit 90 days after sending the Owner a Written Notice of such increase. Subject to the limits described above, the Owner can change the amount and frequency of Planned
Periodic Premiums by sending Written Notice to the Home Office. Kansas City Life, however, reserves the right to limit the amount of a premium payment or the total premium payments paid, as discussed above.

4. Guaranteed Payment Period and Guaranteed Monthly Premium. A Guaranteed Payment Period is the period during which Kansas City Life guarantees that the Contract will not lapse if the amount of total premiums paid is greater than or equal to the sum of: (1) the accumulated Guaranteed Monthly Premiums in effect on each prior Monthly Anniversary Day, and (2) an amount equal to the sum of any partial surrenders taken and Indebtedness under the Contract. The Guaranteed Payment Periods are five years following the Contract Date and five years following the effective date of an increase in the Specified Amount.

The Guaranteed Monthly Premium is shown in the Contract. The per $1,000 Guaranteed Monthly Premium factors for the Specified Amount vary by risk class, issue age, and sex. Additional premiums for substandard ratings and supplemental and/or rider benefits are included in the Guaranteed Monthly Premium. However, upon a change to the Contract, Kansas City Life will recalculate the Guaranteed Monthly Premium and will notify the Owner of the new Guaranteed Monthly Premium and amend the Owner's Contract to reflect the change.

5. Premium Payments Upon Increase in Specified Amount. A new Guaranteed Payment Period begins on the effective date of an increase in Specified Amount. The Owner will be notified of the new Guaranteed Monthly Premium for this period. Depending on the Contract Value at the time of an increase in the Specified
Amount and the amount of the increase requested, an additional premium payment may be necessary or a change in the amount of Planned Periodic Premiums may be advisable.

6. Premium Payments to Prevent Lapse. Failure to pay Planned Periodic Premiums will not necessarily cause a Contract to lapse. Conversely, paying all Planned Periodic Premiums will not guarantee that a Contract will not lapse. The conditions that will result in the Owner's Contract lapsing will vary, as follows, depending on whether a Guaranteed Payment Period is in effect.

a. During the Guaranteed Payment Period. A grace period starts if on any Monthly Anniversary Day the Cash Surrender
Value is less than the amount of the Monthly Deduction and the accumulated premiums paid as of the Monthly Anniversary Day are less than required to guarantee the Contract will not lapse during the Guaranteed Payment Period. The premium required to keep the Contract in force will be an amount equal to the lesser of: (1) the amount to guarantee the Contract will not lapse during the Guaranteed Payment Period less the accumulated premiums paid; and (2) an amount sufficient to provide a cash surrender value equal to three Monthly Deductions.

b. After the Guaranteed Payment Period. A grace period starts if the Cash Surrender Value on a Monthly Anniversary Day will not cover the Monthly Deduction. A premium sufficient to provide a cash surrender value equal to three Monthly Deductions must be paid during the grace period to keep the Contract in force.

7. Grace Period. The grace period is a 61-day period to make a premium payment sufficient to prevent lapse. Kansas City Life will send notice of the amount required to be paid during the grace period to the Owner's last known address and the address of any assignee of record. The grace period will begin when the notice is sent. The Owner's Contract will remain in force during the grace period. If the Insured should die during the grace period, the Death Benefit proceeds will still be payable to the Beneficiary, although the amount paid will reflect a reduction for the Monthly Deductions due on or before the date of the Insured's death (and for any Indebtedness). If the grace period premium payment has not been paid before the grace period ends, the Owner's Contract will lapse. It will have no value and no benefits will be payable.

A grace period also may begin if Indebtedness becomes excessive.

C.      Allocation and Crediting of Initial and Additional Premiums

1. The Separate Account, Subaccounts, and Fixed Account. The variable benefits under the Contracts are supported by the Kansas City Life Variable Life Separate Account (the "Variable
Account").  The Variable Account currently consists of eleven
Subaccounts, the assets of which are used to purchase shares of a designated corresponding mutual fund Portfolio that is part of one of the following Funds: MFS Variable Insurance Trust ("MFS
Trust"), TCI Portfolios, Inc. ("TCI Portfolios"), and Insurance
Management Series ("IMS").  Each Fund is registered under the
Investment Company Act of 1940 as an open-end management investment company. Owners also may allocate Contract Value to Kansas City Life's general account (the "Fixed Account").
Additional Subaccounts may be added from time to time to invest in portfolios of MFS Trust, TCI Portfolios, and IMS, or any other investment company.

2. Allocations Among the Accounts. Net Premiums and Contract Value are allocated to the Subaccounts and the Fixed Account in accordance with the following procedures.

a. General. In the Contract application, the Owner specifies the percentage of a Net Premium to be allocated to each Subaccount and to the Fixed Account. The sum of the allocations must equal 100%, and Kansas City Life reserves the right to limit the number of Subaccounts to which premiums may be allocated. The Owner can change the allocation percentages at any time, subject to these rules, by sending Written Notice to the Home Office. The change will apply to premium payments received with or after receipt of that Written Notice.

b. Allocation of Initial Premium. On the Allocation Date, the initial Net Premium will be allocated to the Money Market
Subaccount. The Allocation Date is the later of the date when all underwriting and other requirements have been met and an application has been approved, or the date the initial premium is received in good order at the Home Office. Kansas City Life may specify the form in which a premium payment must be made in order for the premium to be in "good order." Ordinarily, a check will be deemed to be in good order upon receipt, although
Kansas City Life may require that the check first be converted into federal funds. In addition, for a premium to be received in "good order," it must be accompanied by all required supporting documentation, in whatever form required. If any additional premiums are received in good order before the Reallocation Date (as defined below), the corresponding Net
Premiums also will be allocated to the Money Market Subaccount.

The "free-look" period under the Contract is assumed to end on the Reallocation Date, and on that date, Contract Value in the Money Market Subaccount will be allocated to the Subaccounts and to the Fixed Account based on the Net Premium allocation percentages specified in the application. The Reallocation Date is 30 days after the Allocation Date.

c. Allocation of Additional Premiums. Premiums received on or after the Reallocation Date will be credited to the Contract and the Net Premiums will be invested as requested on the Valuation Day they are received at Kansas City Life's Home
Office, except if additional underwriting is required. Premium payments requiring additional underwriting will not be credited to the Contract until underwriting has been completed and the premium payment has been accepted. (See "Underwriting
Requirements" above). If the additional premium payment is rejected, Kansas City Life will return the premium payment immediately, without any adjustment for investment experience.

II.     Transfers Among Accounts

        A.      Transfer Privilege

1. General. After the Reallocation Date and prior to the Maturity Date, the Owner may transfer all or part of an amount in the Subaccount(s) to another Subaccount(s) or to the Fixed Account, or transfer a part of an amount in the Fixed Account to the Subaccount(s), subject to the restrictions described below. Kansas City Life will make the transfer on the date that it receives Written Notice requesting such transfer.

2. General Restrictions on Transfer Privilege. The minimum transfer amount is the lesser of $250 or the entire amount in that Subaccount or the Fixed Account. A transfer request that would reduce the amount in a Subaccount or the Fixed Account below $250 will be treated as a transfer request for the entire amount in that Subaccount or the Fixed Account.

There is no limit on the number of transfers that can be made among Subaccounts or to the Fixed Account. However, only one transfer may be made from the Fixed Account each Contract Year. (For a description of those restrictions, see "Restrictions on Transfers from Fixed Account," below.) The first six transfers during each Contract Year are free. Any unused free transfers do not carry over to the next Contract Year. Kansas City Life will assess a $25 Transfer Processing Fee for the seventh and each subsequent transfer during a Contract Year. For the purpose of assessing the fee, each Written Request (or telephone request described below) is considered to be one transfer, regardless of the number of Subaccounts or the Fixed Account affected by the transfer. The processing fee will be deducted from the amount being transferred or from the remaining Contract Value, according to the Owner's instructions.

3. Restrictions on Transfers from Fixed Account. One transfer each Contract Year is allowed from the Fixed Account to any or all of the Subaccounts. The amount transferred from the Fixed Account may not exceed 25% of the unloaned Fixed Account Value on the date of transfer, unless the balance after the transfer is less than $250, in which case Kansas City Life will transfer the entire amount.

B.      Telephone Transfers

1. Election of the Program. Telephone transfers will be based upon instructions given by telephone, provided the appropriate election has been made at the time of application or proper authorization has been provided to Kansas City Life. Kansas
City Life reserves the right to suspend telephone transfer privileges at any time, for any reason, if it deems such suspension to be in the best interests of Contract Owners.

2. Procedures Employed to Confirm Genuineness of Telephone Transfer Instructions. Kansas City Life will employ reasonable procedures to confirm that instructions communicated by telephone are genuine, and if Kansas City Life follows those procedures it will not be liable for any losses due to unauthorized or fraudulent instructions. Kansas City Life may be liable for such losses if it does not follow those reasonable procedures. The procedures Kansas City Life will follow for telephone transfers include requiring some form of personal identification prior to acting on instructions received by telephone, providing written confirmation of the transaction, and making a tape recording of the instructions given by telephone.

C.      Dollar Cost Averaging Plan

1. General. The Dollar Cost Averaging Plan, if elected, enables the Owner to transfer systematically and automatically, on a monthly basis for a period of 3 to 36 months, specified dollar amounts from the Money Market Subaccount to other Subaccounts. At least $250 must be transferred from the Money Market Subaccount each month. The required amounts may be allocated to the Money Market Subaccount through initial or subsequent premium payments or by transferring amounts into the Money Market Subaccount from the other Subaccounts or from the Fixed Account (which may be subject to certain restrictions).

2. Election and Operation of the Program. The Owner may elect this plan at the time of application by completing the authorization on the application or at any time after the Contract is issued by properly completing the election form and returning it to Kansas City Life. The election form allows the Owner to specify the number of months for the Dollar Cost
Averaging Plan to be in effect. Dollar cost averaging transfers will commence on the next Monthly Anniversary Day on or next following the Reallocation Date. Dollar cost averaging will terminate at the completion of the designated number of months or the day Kansas City Life receives Written Notice instructing Kansas City Life to cancel the Dollar Cost Averaging Plan.

Transfers made from the Money Market Subaccount for the Dollar
Cost Averaging Plan will not count toward the six transfers permitted each Contract Year without imposing the Transfer Processing Fee.

D.      Portfolio Rebalancing Plan

1. General. The Owner may elect to have the accumulated balance of each Subaccount redistributed to equal a specified percentage of the Variable Account Value. This will be done on a quarterly basis at three-month intervals from the Monthly Anniversary Day on which the Portfolio Rebalancing Plan commences.

2. Election and Operation of the Plan. If elected, this plan automatically adjusts the Owner's Portfolio mix to be consistent with the allocation most recently requested. The redistribution will not count toward the six transfers permitted each Contract
Year without imposing the Transfer Processing Fee.  If the
Dollar Cost Averaging Plan has been elected and has not been completed, the Portfolio Rebalancing Plan will commence on the Monthly Anniversary Day following the termination of the Dollar
Cost Averaging Plan.

III.    "Redemption" Procedures:  Full and Partial Surrenders,
Maturity Benefit, Death Benefits, and Loans

A.      "Free-Look" Period

The Owner may cancel the Contract for a refund during the "free-look" period. This period expires 10 days after the Owner receives the Contract, 45 days after the application for the Contract is signed, or 10 days after Kansas City Life mails or delivers a Notice of Withdrawal Right (described below), whichever is latest. If the Owner decides to cancel the Contract, the Owner must return it by mail or other delivery method to the Home Office or to the authorized Kansas City Life agent who sold it. Immediately after mailing or delivery, the Contract will be deemed void from the beginning. Within seven calendar days after Kansas City Life receives the returned Contract, Kansas City Life will refund premiums paid. In some states we may be required to refund the greater of Contract Value and premiums paid.

In addition, the Owner may cancel an increase in Specified Amount that the Owner has requested within 10 days after the Owner receives the adjusted Contract, within 45 days after the date the application for the increased coverage is signed, or within 10 days after Kansas City Life mails the Notice of Withdrawal Right for the Specified Amount increase, whichever is latest. The Specified Amount increase will be canceled from its beginning and any charges attributable to the increase will be returned to Contract Value.

B.      Notice of Withdrawal Right Required by Rule
6e-3(T)(b)(13)(viii)

Upon issuance of a Contract, Kansas City Life will send by first class mail or personal delivery to the Contract Owner a written document containing (i) a notice of the right to return the Contract to Kansas City Life or to one of its authorized agents before the latest of: (a) 10 days after the Owner receives the Contract; (b) 45 days after the application for the Contract is signed; and (c) 10 days after Kansas City Life mails or delivers such notice of the right to return the Contract to the Owner; (ii) a statement of Contract fees and other charges and an illustration of guideline annual premiums, death benefits, and cash surrender values applicable to the age, sex, and risk class of the Insured; and (iii) a form of request for refund of gross premiums paid on the Contract setting forth (a) instructions as to the manner in which a refund may be obtained, including the address to which the request form should be mailed; and (b) spaces necessary to indicate the date of such request, the Contract number, and the signature of the Contract Owner.

C.      Surrendering the Contract for Cash Surrender Value

The Owner may surrender the Contract at any time for its Cash Surrender Value by submitting a written request to the Home Office. Kansas City Life may require return of the Contract. A Surrender Charge may apply. A surrender request will be processed as of the date the Owner's written request and all required documents are received. Payment will generally be made within seven calendar days. The Cash Surrender Value may be taken in one lump sum or it may be applied to a payment option. The Owner's Contract will terminate and cease to be in force if it is surrendered for one lump sum. It cannot later be reinstated.

D.      Partial Surrenders

1. General. The Owner may make partial surrenders under the contract at any time, subject to the conditions below. The
Owner must submit a Written Request to the Home Office. Each partial surrender must be at least $500. The partial surrender amount may not exceed the Cash Surrender Value, less $300. A Partial Surrender Fee will be assessed on a partial surrender. This charge will be deducted from the Owner's Contract Value along with the amount requested to be surrendered and will be considered part of the surrender (together, "partial surrender amount"). As of the date Kansas City Life receives a Written Request for a partial surrender, the Contract Value will be reduced by the partial surrender amount.

2. Allocation of Partial Surrender Among the Accounts. When the Owner requests a partial surrender, the Owner can direct how the partial surrender amount will be deducted from Contract
Value in the Subaccounts and Fixed Account. If the Owner provides no directions, the partial surrender amount will be deducted from Contract Value in the Subaccounts and Fixed
Account on a pro-rata basis.

3. Effect of Partial Surrender on Death Benefit. If Coverage Option A is in effect, Kansas City Life will reduce the Specified Amount by an amount equal to the partial surrender amount, less the excess, if any, of the Death Benefit over the Specified Amount at the time the partial surrender is made. If the partial surrender amount is less than the excess of the Death Benefit over the Specified Amount, the Specified Amount will not be reduced. Kansas City Life reserves the right to reject a partial surrender request if the partial surrender would reduce the Specified Amount below the minimum amount for which the Contract would be issued under Kansas City Life's then-current rules, or if the partial surrender would cause the Contract to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by Kansas City Life.

4. Date Partial Surrender Requests Are Processed. Partial surrender requests will be processed as of the date the Owner's written request is received in good order, and generally will be paid within seven calendar days. A written request for a partial surrender will be deemed to be good order when, among other things, all required supporting documentation has been received.

E.      Surrender Charge

During the first fifteen Contact Years, a Surrender Charge will be deducted from the Contract Value if the Contract is completely surrendered or lapses or the Specified Amount is reduced (including when a partial surrender reduces the Specified Amount). The Surrender Charge is the sum of two parts, the Deferred Sales Load and the Deferred Administrative Expense. The total Surrender Charge will not exceed the maximum Surrender Charge set forth in the Contract. An additional Surrender Charge and Surrender Charge period will apply to each portion of the Contract resulting from a Specified Amount increase, starting with the effective date of the increase.

Any Surrender Charge deducted upon lapse is credited back to the Contract Value upon reinstatement. The Surrender Charge on the date of reinstatement will be the same as it was on the date of lapse. For purposes of determining the Surrender Charge on any date after reinstatement, the period the Contract was lapsed will not count.

1. Deferred Sales Load. The Deferred Sales Load is 30% of actual premiums paid up to a maximum premium amount shown in the Contract. The maximum premium amount shown in the Contract is based on the issue Age, sex, Specified Amount, and smoking class applicable to the Insured. If the Owner increases the Contract's Specified Amount, a separate Deferred Sales Load will apply to the Specified Amount increase, based on the Insured's Age, sex, and smoking class at the time of the increase.

The Deferred Sales Load in the first nine years of the Surrender Charge period is 30% of actual premiums paid up to the maximum premium amount shown in the Contract. After the ninth year of the Surrender Charge Period, the Deferred Sales Load declines until it reaches 0% in the fifteenth year of the Surrender Charge period.

Notwithstanding the sales load applicable during a Surrender Charge period, the Deferred Sales Load that applies during the first two years of a Surrender Charge period may not exceed 30% of premiums paid up to the first "SEC guideline annual premium," 10% of premiums paid in excess of the first guideline annual premium and up to the second SEC guideline annual premium, and 9% of premium payments paid in excess of two guideline annual premiums. An "SEC guideline annual premium" is a hypothetical level amount that would be payable to the Maturity Date for the benefits provided under the Contract, assuming cost of insurance rates based on the 1980 Commissioners Standard Ordinary Mortality Tables, net investment earnings under the Contract at an effective annual rate of 5%, and sales and other charges imposed under the Contract.

The Deferred Sales Load is calculated separately for the Initial Specified Amount and any increase in Specified Amount. Net Premiums paid after each increase will be allocated to the initial Specified Amount and each increase made. Net Premiums are allocated based upon the proportion that the SEC guideline annual premium for the Initial Specified Amount and each increase bears to the total SEC guideline annual premium for the Contract.

2. Deferred Administrative Expense. The Table below shows the Deferred Administrative Expense deducted if the Owner surrenders, lapses, reduces the Specified Amount, or takes a partial surrender during the first fifteen Contract Years or during the fifteen years following an increase in Specified
Amount.  The Deferred Administrative Expense is an amount per
$1,000 of Specified Amount and will grade down to zero at the end of fifteen years.

Table of Deferred Administrative Expenses per $1,000 of Specified Amount
                  End of Year*            Deferred Administrative Expense
                        1-5                     5.00
                        6                       4.50
                        7                       4.00
                        8                       3.50
                        9                       3.00
                        10                      2.50
                        11                      2.00
                        12                      1.50
                        13                      1.00
                        14                      0.50
                        15                      0.00

                * End of year means number of completed Contract years or number of completed years following an increase in Specified
Amount.

                After the fifth year, the Deferred Administrative Expense between years will be pro-rated monthly. The charge for the first five years will be level.

F.      Partial Surrender Fee
Kansas City Life will deduct an administrative charge upon a partial surrender. This charge is the lesser of 2% of the amount surrendered or $25. This charge will be deducted from the Contract Value in addition to the amount requested to be surrendered and will be considered to be part of the partial surrender amount.

G.      Redemptions for Monthly Deduction

On the Allocation Date, Kansas City Life will deduct Monthly Deductions for the Contract Date and each Monthly Anniversary that have occurred prior to the Allocation Date. (The Monthly Deduction is described in Appendix A.) Subsequent Monthly Deductions will be made as of each Monthly Anniversary Day thereafter. The Owner's Contract Date is the date used to determine the Owner's Monthly Anniversary Day. The Monthly Deduction consists of (1) cost of insurance charges, (2) administration fees, and (3) any charges for supplemental and/or rider benefits. The Monthly Deduction is deducted from the Variable Accounts and Fixed Account pro rata on the basis of the portion of Contract Value in each account on the Monthly Anniversary Day.

H.      Death Benefits

As long as the Contract remains in force, Kansas City Life will pay the Death Benefit proceeds upon receipt at the Home Office of proof of the Insured's death that Kansas City Life deems satisfactory. Kansas City Life may require return of the Contract. The Death Benefit will be paid in a lump sum generally within seven calendar days of receipt of satisfactory proof or, if elected, under a payment option. The Death Benefit will be paid to the Beneficiary.

1. Amount of Death Benefit Proceeds. The Death Benefit proceeds are equal to the sum of the Death Benefit under the Coverage Option selected calculated on the date of the Insured's death, plus any supplemental and/or rider benefits, minus any Indebtedness on that date and, if the date of death occurred during a grace period, minus any past due Monthly Deductions. Under certain circumstances, including without limitation when the age or sex of the Insured has been misstated or when the Insured dies by suicide within two years of the Contract Date or within two years after the effective date of any increase in the Specified Amount, the amount of the Death Benefit may be further adjusted.

If part or all of the Death Benefit is paid in one sum, Kansas
City Life will pay interest on this sum as required by applicable state law from the date of receipt of due proof of the Insured's death to the date of payment.

2. Coverage Options. The Contract Owner may choose one of two Coverage Options, which will be used to determine the Death
Benefit. Under Option A, the Death Benefit is the greater of the Specified Amount or the Applicable Percentage (as described below) of Contract Value on the date of the Insured's death.
Under Option B, the Death Benefit is the greater of the Specified Amount plus the Contract Value on the date of death, or the Applicable Percentage of the Contract Value on the date of the Insured's death.

If investment performance is favorable, the amount of the Death Benefit may increase. However, under Option A, the Death Benefit ordinarily will not change for several years to reflect any favorable investment performance and may not change at all. Under Option B, the Death Benefit will vary directly with the investment performance of the Contract Value.

The "Applicable Percentage" is 250% when the Insured has attained Age 40 or less, and decreases each year thereafter to 100% when the Insured has attained Age 95.

3. Initial Specified Amount and Coverage Option. The Initial Specified Amount is set at the time the Contract is issued. The
Owner may change the Specified Amount from time to time, as discussed below. The Owner selects the Coverage Option when the Owner applies for the Contract. The Owner also may change the Coverage Option, as discussed below.

4. Changes in Coverage Option. On or after the first Contract Anniversary, the Owner may change the Coverage Option on the Contract subject to the following rules. After the Coverage
Option has been changed, it cannot be changed again for the next twelve Contract Months. After any change, the Specified Amount must be at least $100,000 for issue Ages 0-49 and $50,000 for issue Ages 50-80. The effective date of the change will be the Monthly Anniversary Day that coincides with or next follows the day that Kansas City Life receives and accepts the request.
Kansas City Life may require satisfactory evidence of insurability. (See "Underwriting Requirements," above.)

When a change from Option A to Option B is made, the Specified Amount after the change is effective will be equal to the Specified Amount before the change. The Death Benefit will increase by the Contract Value on the effective date of the change. When a change from Option B to Option A is made, the Specified Amount after the change will be equal to the Specified Amount before the change is effected plus the Contract Value on the effective date of the change.

5. Ability to Adjust Specified Amount. On or after the first Contract Anniversary, the Owner may request a change in the Specified Amount. Once the Specified Amount has been changed, it cannot be changed again for the next twelve Contract Months.
If a change in the Specified Amount would result in total premiums paid exceeding the premium limitations prescribed under current tax law to qualify the Contract as a life insurance contract, Kansas City Life will refund, after the next Monthly
Anniversary, to the Owner the amount of such excess above the premium limitations.

Kansas City Life reserves the right to decline a requested decrease in the Specified Amount if compliance with the guideline premium limitations under current tax law resulting from this decrease would result in immediate termination of the Contract, or if to effect the requested decrease, payments to the Owner would have to be made from the Contract Value for compliance with the guideline premium limitations, and the amount of such payments would exceed the Cash Surrender Value under the Contract.

The Specified Amount after any decrease must be at least $100,000 for Contracts that were issued at issue Ages 0-49 and $50,000 for Contracts that were issued at issue Ages 50-80. A decrease in Specified Amount will become effective on the Monthly Anniversary Day that coincides with or next follows receipt and acceptance of a request at the Home Office.

Any increase in the Specified Amount must be at least $25,000 and an application must be submitted. Kansas City Life reserves the right to require satisfactory evidence of insurability. In addition, the Insured's attained Age must be less than the current maximum issue Age for the Contracts, as determined by Kansas City Life from time to time.

The increase in Specified Amount will become effective on the Monthly Anniversary Day on or next following the date the request for the increase is received and approved. A new Guaranteed Payment Period will begin on the effective date of the increase and will continue for five years. The Contract's Guaranteed Monthly Premium will be recalculated to reflect the increase. If a Guaranteed Payment Period is in effect, the Contract's Guaranteed Monthly Premium amount will also generally be increased.

An increase in Specified Amount may be cancelled by the Owner in accordance with the Contract's "free look" provisions. In such case, the amount refunded will be limited to those charges that are attributable to the increase.

A new Surrender Charge and Surrender Charge period will apply to each portion of the Contract resulting from an increase in Specified Amount, starting with the effective date of the increase. After an increase, Kansas City Life will, for purposes of calculating Surrender Charges, attribute a portion of each premium payment the Owner makes to the Specified Amount increase, even if the Owner does not increase the amount or frequency of the Owner's premiums. Kansas City Life will calculate the portion of the premium that is attributable to the Specified Amount increase in accordance with SEC regulations.

For purposes of calculating Surrender Charges and cost of insurance charges, any Specified Amount decrease will be used to reduce any previous Specified Amount increase then in effect, starting with the latest increase and continuing in the reverse order in which the increases were made. If any portion of the decrease is left after all Specified Amount increases have been reduced, it will be used to reduce the Initial Specified Amount.

I.      Loans
1. When Loans are Permitted. Prior to the death of the Insured, the Owner may borrow against the Contract at any time by submitting a written request to the Home Office, provided that the Cash Surrender Value of the Contract is greater than zero. The maximum loan amount is equal to the Contract's Cash Surrender Value on the effective date of the loan less loan interest to the next Contract Anniversary. Contract loans will be processed as of the date the Owner's written request is received and approved. Loan proceeds generally will be sent to the Owner within seven calendar days.

2. Interest. Kansas City Life will charge interest on any Indebtedness at an annual rate of 6.0%. Interest is due and payable at the end of each Contract Year while a loan is outstanding. If interest is not paid when due, the amount of the interest is added to the loan and becomes part of the Indebtedness.

3. Loan Collateral. When a Contract loan is made, an amount sufficient to secure the loan is transferred out of the Subaccounts and the unloaned value in the Fixed Account and into the Contract's Loan Account. Thus, a loan will have no immediate effect on the Contract Value, but the Cash Surrender
Value will be reduced immediately by the amount transferred to the Loan Account. The Owner can specify the Variable Accounts and/or Fixed Account from which collateral will be transferred.
If no allocation is specified, collateral will be transferred from each Subaccount and from the unloaned value in the Fixed
Account in the same proportion that the Contract Value in each Subaccount and the unloaned value in the Fixed Account bears to the total Contract Value in those accounts on the date that the loan is made. An amount of Cash Surrender Value equal to any due and unpaid loan interest will also be transferred to the Loan Account on each Contract Anniversary. Due and unpaid interest will be transferred from each Subaccount and the unloaned value in the Fixed Account in the same proportion that each Subaccount Value and the unloaned value in the Fixed
Account Value bears to the total unloaned Contract Value.

The Loan Account will be credited with interest at an effective annual rate of not less than 4%. On each Monthly
Anniversary Day, the interest earned on the Loan Account since the previous Monthly Anniversary Day will be credited to the unloaned value in the Fixed Account.

4. Preferred Loan Provision. Beginning in the eleventh Contract Year, a preferred loan may be made. The maximum amount available for a preferred loan is the Contract Value less premiums paid and may not exceed the maximum loan amount. The amount in the Loan Account securing the preferred loan will be credited with interest at an effective annual rate of 6.0%. The preferred loan provision is not guaranteed.

5. Loan Repayment;. The Owner may repay all or part of the Owner's Indebtedness at any time while the Insured is living and the Contract is in force. Each loan repayment must be at least $50.00. Loan repayments must be sent to the Home Office and will be credited as of the date received. A loan repayment must be clearly marked as "loan repayment" or it will be credited as a premium. When a loan repayment is made, Contract Value in the Loan Account in an amount equal to the repayment is transferred from the Loan Account to the Subaccounts and the unloaned value in the Fixed Account. Unless specified otherwise by the Owner, loan repayment amounts will be transferred to the Subaccounts and the unloaned value in the Fixed Account according to the premium allocation instructions in effect at that time.

6. Reduction in Death Benefit. If the Death Benefit becomes payable while a loan is outstanding, the Indebtedness will be deducted in calculating the Death Benefit proceeds.

7. Default. If the Loan Account Value exceeds the Contract Value less any applicable Surrender Charge on any Valuation Day, the Contract will be in default. The Owner, and any assignee of record, will be sent notice of the default. The Owner will have a 61-day grace period to submit a sufficient payment to avoid termination of coverage under the Contract. The notice will specify the amount that must be repaid to prevent termination.

J.      Payment Options

The Contract offers a variety of ways of receiving proceeds payable under the Contract, such as on surrender, death or maturity, other than in a lump sum. These payment options are summarized below. The Owner may apply proceeds of $2,000 or more which are payable under this Contract to any of the following options:

1. Option 1 - Interest Payments. Kansas City Life will make interest payments to the payee annually or monthly as elected. Interest on the proceeds will be paid at the guaranteed rate of 3.0% per year and may be increased by additional interest paid annually. The proceeds and any unpaid interest may be withdrawn in full at any time.

2. Option 2 - Installments of a Specified Amount. Kansas City Life will make annual or monthly payments until the proceeds plus interest are fully paid. Interest on the proceeds will be paid at the guaranteed rate of 3.0% per year and may be increased by additional interest. The present value of any unpaid installments may be withdrawn at any time.

3. Option 3 - Installments For a Specified Period. Payment of the proceeds may be made in equal annual or monthly payments for a specified number of years. Interest on the proceeds will be paid at the guaranteed rate of 3.0% per year and may be increased by additional interest. The present value of any unpaid installments may be withdrawn at any time.

4. Option 4 - Life Income. Kansas City Life will pay an income during the payee's lifetime. A minimum guaranteed payment period may be chosen. Payments received under the Installment Refund Option will continue until the total income payments received equal the proceeds applied.

5. Option 5 - Joint and Survivor Income. Kansas City Life will pay an income during the lifetime of two persons and will continue to pay the same income as long as either person is living. The minimum guaranteed payment period will be ten years.

6. Minimum Amounts. Kansas City Life reserves the right to pay the total amount of the Contract in one lump sum, if less than $2000. If payments are less than $50, payments may be made less frequently at Kansas City Life's option. If Kansas City Life has available at the time a payment option is elected options or rates on a more favorable basis than those guaranteed, the more favorable benefits will apply.

K.      Delay in Redemptions or Transfers
Kansas City Life will ordinarily pay any Death Benefit proceeds, loan proceeds, partial surrender proceeds, or full surrender proceeds within seven calendar days after receipt at the Home Office of all the documents required for such a payment. Other than the Death Benefit, which is determined as of the date of death, the amount will be determined as of the date of receipt of required documents. However, Kansas City Life may delay making a payment or processing a transfer request if (1) the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists as a result of which the disposal or valuation of Variable Account assets is not reasonably practicable; or (2) the SEC by order permits postponement of payment to protect Kansas City Life's Contract Owners.

L.      24-Month Conversion Right
The conversion right required by Rule 6e-3(T)(b)(13)(v)(B) is provided by permitting the Contract Owner during the first 24 Contract Months following the Contract Date and during the first 24 Contract Months following the effective date of an increase to the Specified Amount, to exercise a one-time Special Transfer Right by requesting that all or a portion of the Variable Account Value be transferred to the Fixed Account. Exercise of the Special Transfer Right does not count toward the six transfers that are permitted each Contract Year without imposing the Transfer Processing Fee, and is not subject to a Transfer Processing Fee. Since a new contract, under which payments (or charges), dividends, and cash values could vary from those under the existing Contract, will not be issued, no adjustment in payments and cash values under the Contract would be required to address such variances.

M.      Maturity Benefit
The Maturity Date is the Contract Anniversary an or next following the Insured's 95th birthday. If the Contract is still in force on the Maturity Date, the Maturity Benefit will be paid to you. The Maturity Benefit is equal to the Cash Surrender
Value on the Maturity Date.

APPENDIX A
On the Allocation Date, Kansas City Life will deduct Monthly Deductions for the Contract Date and each Monthly Anniversary Day that have occurred prior to the Allocation Date. Subsequent Monthly Deductions will be made as of each Monthly Anniversary Day thereafter. The Contract Date is the date used to determine the Monthly Anniversary Day. The Monthly Deduction consists of
(1) cost of insurance charges, (2) administration fees (the "Monthly Expense Charge"), and (3) any charges for supplemental and/or rider benefits. The Monthly Deduction is deducted from the Variable Accounts and Fixed Account pro rata on the basis of the portion of Contract Value in each account on the Monthly Anniversary Day.

Cost of Insurance Charge. This charge compensates Kansas City Life for the expense of providing insurance coverage. The charge depends on a number of variables and therefore will vary from Contract to Contract and from Monthly Anniversary Day to Monthly Anniversary Day. For any Contract, the cost of insurance on a Monthly Anniversary Day is calculated by multiplying the current cost of insurance rate for the Insured by the net amount at risk on that Monthly Anniversary Day.

The net amount at risk on a Monthly Anniversary Day is the difference between the Death Benefit, discounted with one month of interest and the Contract Value, as calculated on that Monthly Anniversary Day before the cost of insurance charge is taken. The interest rate used to discount the Death Benefit is the current interest rate that is being credited on portions of any Net Premiums that are allocated to the Fixed Account as of that Monthly Anniversary Day.

The cost of insurance rate for a Contract on a Monthly Anniversary Day is based on the Insured's Age, sex, number of completed Contract Years, and risk class, and therefore varies from time to time. Kansas City Life currently places Insureds in the following classes, based on underwriting: Standard Smoker, Standard Nonsmoker, or Preferred Nonsmoker. An Insured may be placed in a substandard risk class, which involves a higher mortality risk than the Standard Smoker or Standard Nonsmoker classes. Standard Nonsmoker rates are available for Issue Ages 0-80. Standard Smoker and Preferred Nonsmoker rates are available for Issue Ages 15-80.

The cost of insurance rate for an increase in Specified Amount will be determined on each Monthly Anniversary Day and is based on the Insured's Age, sex, number of completed Contract Years, and risk class.

Kansas City Life places the Insured in a risk class when the Contract is given underwriting approval, based on Kansas City Life's unditing of the application. When an increase in Specified Amount is requested, Kansas City Life conducts underwriting before approving the increase (except as noted below) to determine the risk class that will apply to the increase. If the risk class for the increase has lower cost of insurance rates than the existing risk class, the lower rates will apply to the entire Specified Amount. If the risk class for the increase has higher cost of insurance rates than the existing class, the higher rates will apply only to the increase in Specified Amount, and the existing risk class will continue to apply to the existing Specified Amount.

Kansas City Life does not conduct underwriting for an increase in Specified Amount if the increase is requested as part of a conversion from a term contract or on exercise of the Option to Increase the Specified Amount Rider. In the case of a term conversion, the risk class that applies to the increase will be based on the provisions of the term contract. In the case of an increase under the Option to Increase Specified Amount Rider, the Insured's risk class for an increase will be the class in effect on the initial Specified Amount at the time that the increase is elected.

The net amount at risk associated with a Specified Amount increase is determined by the percentage that the Specified Amount increase bears to the Contract's total Specified Amount immediately following the increase. The resulting percentage is the part of the Contract's total net amount at risk that is attributed to the Specified Amount increase. The remaining percentage of the Contract's total net amount at risk is attributed to the existing Specified Amount. (For example, if the Contract's Specified Amount is increased by $100,000 and the total Specified Amount is $250,000, then 40% of the total net amount at risk is attributed to the Specified Amount increase.) On each Monthly Anniversary Day, the net amount at risk used to determine the cost of insurance charge associated with the Specified Amount increase is the Contract's total net amount of risk at that time, multiplied by the percentage calculated as described above. This percentage remains fixed until the Specified Amount is changed.

Kansas City Life guarantees that the cost of insurance rates used to calculate the monthly cost of insurance charge will not exceed the maximum cost of insurance rates set forth in the contracts. The guaranteed rates for standard and preferred classes are based on the 1980 Commissioners' Standard Ordinary Mortality Tables, Male or Female, Smoker or Nonsmoker Mortality Rates ("1980 CSO Tables"). The guaranteed rates for substandard classes are based on multiples of or additives to the 1980 CSO Tables.

Kansas City Life's current cost of insurance rates may be less than the guaranteed rates that are set forth in the Contract.
Current cost of insurance rates will be determined based on Kansas City Life's expectations as to future mortality experience. These rates may change from time to time.

Monthly Expense Charge
Kansas City Life will begin deducting the Monthly Expense Charge from the Contract Value as of the Contract Date. Thereafter, Kansas City Life will deduct a Monthly Expense Charge from the Contract Value as of each Monthly Anniversary Day. The Monthly Expense Charge is made up of two parts:

(1) a maintenance charge which is a level monthly charge which applies in all years. The maintenance charge is guaranteed not to exceed $6.00.

(2) An acquisition charge which is a charge of $20 per Contract Month for the first Contract Year and $20 per Contract Month for 12 months following the effective date of an increase in Specified Amount.

The Monthly Expense Charge reimburses Kansas City Life for expenses incurred in the administration of the Contracts and the Variable Account. Such expenses include but are not limited to: underwriting and issuing the Contract, confirmations, annual reports and account statements, maintenance of Contract records, maintenance of Variable Account records, administrative personnel costs, mailing costs, data processing costs, legal fees, accounting fees, filing fees, the costs of other services necessary for Contract Owner servicing and all accounting, valuation, regulatory and updating requirements.

Supplemental and/or Rider Benefits
The following supplemental and/or rider benefits are available and may be added to the Owner's Contract. Monthly charges for these benefits and/or riders will be deducted from the Owner's Contract Value as part of the Monthly Deduction. All of these riders may not be available in all states.

Disability Continuance of Insurance (DCOI)
        Issue Ages:  15-55, renewal through age 59
        This rider covers the Contract's Monthly Deductions during the period of total disability of the Insured. DCOI benefits become payable after the Insured's total disability exists for six consecutive months and total disability occurs before age 60.
Benefits under this rider continue until the Insured is no longer totally disabled.

        Accidental Death Benefit (ADB)
        Issue Ages:  0-60
        This rider provides for the payment of an additional amount of insurance in the event of accidental death. The rider terminates when the Insured attains age 70.

        Option to Increase Specified Amount (Assured Insurability - AI) Issue Ages: 0-38
        This rider allows the Specified Amount of the Contract to increase by the option amount or less, without evidence of insurability on the Insured. These increases may occur on regular option dates or alternate option dates. See the rider contract for the specific dates.

        Spouse's Term insurance (STI)
        Issue Ages:  15-50 (Spouse's age)
        This rider provides decreasing term insurance on the Insured's spouse. The amount of insurance coverage is expressed in units and a maximum number of five units may be purchased. The amount of insurance per unit of coverage is based on the Insured
Spouse's attained age. A table specifying the amount of insurance per unit of coverage is in the rider contract.

        Children's Term Insurance (CTI)
        Issue Ages:  14 Days - 17 Years (Children's ages)
        This rider provides level term insurance on each Insured Child. This term insurance continues until the Contract anniversary on which the Insured Child's attained age is 25. The rider expires on the Contract Anniversary on which the Insured is age 65.

        Other Insured Term Insurance (OI)
        Issue Ages:  0-65 (Other Insured's age)
        This rider provides level yearly renewable term coverage on the Insured, the Insured's spouse, and/or children. The coverage expires at the earlier of the Contract Anniversary on which the Insured or the Other Insured is age 95 unless an earlier date is requested. The term insurance provided by this rider can be converted to a permanent contract at any time the rider is in force without evidence of insurability.

        Extra Protection (EXP)
        Issue Ages:  0-80
        This rider provides level yearly renewable term coverage on the Insured. The coverage expires at the Contract Anniversary on which the Insured is age 95 unless an earlier date is requested.

        Disability Premium Benefit Rider (DPB)
        Issue Ages:  15-55, renewal through 59
        This rider provides for the payment of the disability premium benefit amount as premium to the Contract during a period of total disability of the Insured. The DPB benefit amount is a monthly amount that is requested by the Owner.

Bonus on Contract Value in the Variable Account
A bonus may be credited to the Contract on each Monthly Anniversary Day beginning in the eleventh Contract Year. The monthly bonus equals 0.0375% (0.45% on an annualized basis) of the Contract Value in each Subaccount of the Variable Account at
the end of each Contract Month.   This bonus is not guaranteed,
and Kansas City Life may decide not to pay the bonus.